Exhibit 5.1

March 26, 2025

Humacyte, Inc.

2525 East North Carolina Highway 54

Durham, North Carolina 27713

Ladies & Gentlemen:

We have acted as special counsel to Humacyte, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to 28,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Underwriting Agreement, dated March 25, 2025 (the “Underwriting Agreement”), among the Company and TD Securities (USA) LLC, Barclays Capital Inc. and BTIG, LLC, as representatives of the several underwriters named therein. The offer and sale of the Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-267225), which was filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2022 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed:

(i)	the Underwriting Agreement;

(ii)	the Registration Statement;

(iii)            the preliminary prospectus, consisting of the prospectus, dated September 9, 2022 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated March 25, 2025, relating to the offering of the Shares, filed with the Commission on March 25, 2025, pursuant to Rule 424(b) under the Securities Act;

(iv)            the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated March 25, 2025, relating to the offering of the Shares, filed with the Commission on March 26, 2025, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and

(v)            such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of full payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP